EXHIBIT 10.1

EXECUTIVE RETIREMENT AGREEMENT

This Executive Retirement Agreement (the “Agreement”) is entered into as of March 3, 2008 (the “Effective Date”), by and between Indevus Pharmaceuticals, Inc. (the “Company”) and Glenn L. Cooper, M.D. (“Dr. Cooper” and individually, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company wishes to retain the services of Dr. Cooper for at least one year and to compensate him for his willingness to continue to provide such services to the Company; and

WHEREAS, the Company wishes to provide retirement benefits to Dr. Cooper who has served as the Company’s Chief Executive Officer for over 14 years.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term of Service. (a) The term of this Agreement (the “Term”) shall extend from the Effective Date through the date which is twelve (12) months following the CEO End Date. The “CEO End Date” as used herein shall mean the earlier of: (i) the date that the Company hires a replacement Chief Executive Officer, (ii) September 1, 2008, or (iii) the termination of this Agreement in accordance with Section 4.

(b) The Company and Dr. Cooper agree that for the period from the Effective Date through the CEO End Date, Dr. Cooper will serve as Chief Executive Officer of the Company, or in such other executive position at the Company as is agreed to by the Company and Dr. Cooper (each such position being referred to as an “Executive”), subject to the next paragraph of this Agreement. In his capacity as an Executive, Dr. Cooper shall perform such duties consistent with his position as an Executive as are reasonably assigned to him by the Board of Directors of the Company.

(c) On and following the CEO End Date, Dr. Cooper agrees to serve in a consulting capacity as an advisor (an “Advisor”) to the Company for the remainder of the Term. Dr. Cooper shall be deemed a consultant for all purposes, including without limitation, under the Company’s equity incentive and option plans, following the CEO End Date until the end of the Term. In his capacity as Advisor, Dr. Cooper shall provide such advice and perform such projects as are reasonably requested of him by the Board of Directors of the Company or its successor Chief Executive Officer, provided that Dr. Cooper (i) shall not be required to work in such capacity greater than twenty (20) hours per week, and (ii) shall be provided reasonable notice if Dr. Cooper is required to be present in person at the Company.

(d) The right to receive the compensation set forth in Section 2 below for such portion of the Term that Dr. Cooper serves as an Advisor is subject to his execution of a release, substantially in the form of Exhibit A hereto, which shall include but not be limited to, provisions involving a general release of all claims, confidentiality, non-competition (in a business capacity), non-disparagement and return of Company property.

2. Compensation and Benefits. (a) During the Term, the Company shall pay Dr. Cooper at the rate of Five Hundred Three Thousand Two Hundred Thirty Five Dollars ($503,235) per year, except as set forth in Section 6 below. For so long as he serves as an Executive of the Company, such amount shall be paid, less applicable taxes and withholdings, in accordance with the Company’s regular payroll practices. If, while Dr. Cooper is serving as an Advisor to the Company, he is deemed an independent contractor under applicable law, his compensation shall be paid in regular monthly installments of $41,936.25 during the period of his consultancy with the Company which shall end on or before the expiration of the Term, and Dr. Cooper shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation and medical, dental and other insurance for himself, consistent with his independent contractor status.

(b) During the Term, in addition to the amounts payable under the first paragraph of this Section 2, Dr. Cooper shall continue (i) to be eligible for a bonus under the Company’s Fiscal Year 2008 CEO Bonus Plan, to be paid at the same time the Company makes any bonus payments under its Fiscal Year 2008 COO and Executive VP Bonus Plan, and which shall be calculated as if he served as the Chief Executive Officer for the entire fiscal 2008 regardless of the CEO End Date, and (ii) to be eligible to receive the health and dental benefits which are currently available to him under the Company’s plans and policies under the same terms that applied to him immediately prior to the Effective Date, subject to the terms of those plans and policies. Notwithstanding anything herein to the contrary, if Dr. Cooper serves the Company in the capacity of an independent contractor, his rights to benefits shall be limited to those benefits reserved only for the self-employed under the terms of the Company’s benefit plans except: (i) following Dr. Cooper’s retirement, he shall retain his rights and benefits (including those relating to retirement) under the Company’s equity benefit plans and his outstanding option, restricted stock and other equity awards issued thereunder; and (ii) as may be required by law pertaining to provision of COBRA health coverage.

(c) The Company shall reimburse Dr. Cooper for all reasonable travel, entertainment and other expenses incurred or paid by Dr. Cooper during the Term in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Dr. Cooper of documentation, expense statements, vouchers and/or such other supporting information as the Company may request (“qualified expense”). Any such reimbursements shall be paid in accordance with the Company’s expense reimbursement policy but in no event later than the calendar year following the year in which such “qualified expense” was incurred.

(d) Promptly following the CEO End Date, Dr. Cooper shall receive a payment for any accrued but unused vacation pay in accordance with the Company’s policies.

3. Retirement and Resignation. Dr. Cooper serves as the Chief Executive Officer and Chairman of the Board of Directors of the Company. Effective as of the CEO End Date, Dr. Cooper shall be considered to have retired from his employment with the Company. In addition, effective as of the CEO End Date, Dr. Cooper shall be considered to have resigned from his position as a Director and Chairman of the Board of Directors of the Company.

4. Employment Termination. Dr. Cooper’s service with the Company shall terminate no later than the expiration date of the Term. In addition, prior to the expiration of the Term, the employment of Dr. Cooper by the Company shall terminate upon the occurrence of any of the following:

a. (i) At the election of the Company, for “Cause” (as defined below) immediately upon written notice by the Company to Dr. Cooper, which notice shall identify the Cause upon which termination is based. For purposes of this Section 4(a)(i), “Cause” shall mean any actions or inactions that constitute “just cause” under Section 6(a)(ii) of that certain Amended and Restated Employment Agreement effective as of October 1, 2007 between Dr. Cooper and the Company (the “Employment Agreement”).

(ii) At the election of Dr. Cooper, for “Cause” (as defined below) immediately upon written notice by Dr. Cooper to the Company, which notice shall identify the Cause upon which termination is based. For purposes of this Section 4(a)(ii), “Cause” shall mean any actions or inactions that constitute “just cause” under Section 6(a)(iii) of the Employment Agreement.

b. Upon the death or disability of Dr. Cooper. As used in this Agreement, the term “disability” shall mean Dr. Cooper’s absence from the full-time performance of his duties with the Company for one hundred eighty (180) consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers.

c. At the election of Dr. Cooper upon not less than ninety (90) days’ written notice to the Company, whether by resignation or retirement.

5. Termination of Advisor Engagement. The engagement of Dr. Cooper as an Advisor by the Company under this Agreement shall terminate upon the occurrence of any of the following:

a. On the expiration date of the Term.

b. A breach by Dr. Cooper of his Advisor obligations which remains uncured for fifteen (15) days following written notice thereof from the Company to Dr. Cooper.

c. At the election of Dr. Cooper upon not less than ninety (90) days’ written notice to the Company.

6. Effect of Termination

a. Effect of Termination of Employment

(i) In the event that ) Dr. Cooper’s employment is terminated for Cause by the Company pursuant to Section 4(a)(i) or by Dr. Cooper pursuant to Section 4(c, the Company shall pay to Dr. Cooper a pro-rated portion of his compensation and benefits otherwise payable to him under Section 2 through the last calendar day of his actual employment by the Company within ten (10) days of such termination.

(ii) In the event Dr. Cooper’s employment is terminated because of his death pursuant to Section 4(b), the Company shall pay to the estate of Dr. Cooper a pro-rated portion of the compensation which would otherwise be payable to Dr. Cooper up to the end of the month in which his death occurs, such payment to be made within ten (10) days of such termination. In the event Dr. Cooper’s employment is terminated because of disability pursuant to Section 4(b), the Company shall pay to Dr. Cooper a pro-rated portion of the compensation which would otherwise be payable to Dr. Cooper under Section 2 up through the last calendar day of his actual employment by the Company prior to such disability, such payment to be made within ten (10) days of such termination.

(iii) In the event Dr. Cooper’s employment is terminated by Dr. Cooper pursuant to Section 4(a)(ii) , this Agreement shall remain in effect and Section 2 shall apply for the remainder of the Term.

(iv) Notwithstanding anything to the contrary contained herein, in the event Dr. Cooper receives compensation and/or benefits in connection with a Change in Control under the terms of the Employment Agreement between Dr. Cooper and the Company, his right to compensation and benefits under this Agreement shall cease immediately upon such Change in Control. For purposes of this Agreement, Change in Control shall have the meaning set forth in the Employment Agreement.

b. Effect of Termination of Advisor Engagement. In the event Dr. Cooper’s Advisor engagement is terminated by the Company pursuant to Section 5(b) or by Dr. Cooper pursuant to Section 5(c), the Company shall pay to Dr. Cooper a pro-rated portion of his compensation and benefits otherwise payable to him under Section 2 through the last calendar day of his services as an Advisor within ten (10) days of such termination.

7. Section 409A.

a. Distributions. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Dr. Cooper under Section 2:

(i) It is intended that each installment of the payments and benefits provided under Section 2 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Dr. Cooper shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii) If, as of the date of the “separation from service” of Dr. Cooper from the Company (as defined below), Dr. Cooper is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 2; and

(iii) If, as of the date of the “separation from service” of Dr. Cooper from the Company, Dr. Cooper is a “specified employee” (within the meaning of Section 409A), then:

(A) Each installment of the payments and benefits due under Section 2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Dr. Cooper’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which Dr. Cooper’s separation from service occurs; and

(B) Each installment of the payments and benefits due under Section 2 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of Dr. Cooper from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Dr. Cooper’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Dr. Cooper’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

b. The determination of whether and when a separation from service has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

c. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

d. The Company makes no representation or warranty and shall have no liability to Dr. Cooper or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such section. Notwithstanding anything herein to the contrary, the Company shall have the right to collect any and all withholding taxes due on Dr. Cooper’s compensation hereunder in accordance with all applicable law.

8. Cooperation. During and after the Term, Dr. Cooper agrees reasonably to cooperate with the Company in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of the Company, its predecessors or any of its current or former partners, agents, employees, directors or affiliates and which relate to events or occurrences that transpired or are alleged to have transpired during his employment with the Company or service as an Advisor. Such cooperation shall include, without implication of limitation, being available to meet with the Company’s counsel to prepare for discovery or trial or an administrative hearing or government investigation or alternative dispute resolution procedure and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and for reasonable time periods. In the event any such cooperation is required following the expiration of the Term and requires more than de minimis time or effort, the Company agrees to reimburse Dr. Cooper for reasonable travel, food and lodging expenses and to pay Dr. Cooper at the hourly rate of $625 per hour for any cooperation provided after the Term under this Section 8.

9. Indemnification. Nothing contained in this Agreement shall constitute a relinquishment or waiver by Dr. Cooper of his right to be indemnified by the Company pursuant to the terms of the Company’s Restated Certificate of Incorporation, as amended as well as the Indemnification Agreement (the “Indemnification Agreement”) by and between the Company and Dr. Cooper dated as of October 6, 2007 (collectively, the “Indemnification Provisions”), with respect to conduct or events occurring during, or relating to, his employment by, or while serving as a director of, the Company, and his services as an Advisor under this Agreement, or of any right that he may have under, or with respect to, the Company’s Directors and Officers liability insurance policies. Dr. Cooper shall be deemed to have retained his Corporate Status (as defined in the Indemnification Agreement) for purposes of the Indemnification Agreement for the period he serves as an Advisor under this Agreement.

10. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

11. Use of the Agreement as Evidence. This Agreement may not be used as evidence in any subsequent proceeding of any kind, except one in which either Party alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim.

12. Entire Agreement; Modifications. With the exception of the stock option and restricted stock agreements and performance stock agreements between the Company and Dr. Cooper, the Company’s stock option and other equity incentive plans under which such equity incentives were granted, and the Indemnification Agreement, which will survive and remain in full force and effect, this Agreement contains the entire agreement among the Parties hereto with respect to the matters covered hereby, and supersedes all prior and contemporaneous communications, e-mails, agreements, representations, understandings or negotiations between Dr. Cooper, the Company and/or their agents and attorneys, including without limitation, the Employment Agreement (other than Sections 4, 5, 6(d) and 6(e) which shall survive the execution of this Agreement). This Agreement may be modified only by a written agreement signed by an authorized representative of each of the Parties hereto. No waiver of this Agreement or any provision hereof shall be binding upon the Party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such Party.

13. Further Assurances. The Parties agree to execute, acknowledge (if reasonably requested), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement, provided they do not impose any material additional obligations upon either Party.

14. Acknowledgments and Other Terms. Dr. Cooper agrees that he has carefully read and understands all of the provisions of this Agreement, that he has been advised to consult with and has consulted with an attorney, and that he is voluntarily entering this Agreement. Dr. Cooper further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by the Company with regard to the subject matter, basis or effect of this Agreement.

15. Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts and may be delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. Governing Law; Prevailing Party. To the extent not preempted by federal law, this Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles. In the event either Party retains legal counsel in connection with the enforcement of its rights under this Agreement and the other Party is found by a court having competent jurisdiction to have breached its obligations hereunder, the prevailing Party shall be entitled to recover all reasonable legal fees and related reasonable charges and disbursements incurred by it in connection with such enforcement action and any negotiations leading up to it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal as of the Effective Date.

INDEVUS PHARMACEUTICALS, INC.

	By:	/s/ Michael W. Rogers
	Name:	Michael W. Rogers
	Title:	Executive Vice President and Chief Financial Officer

/s/ GLENN L. COOPER, M.D.
GLENN L. COOPER, M.D.

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

In connection with your employment separation from Indevus Pharmaceuticals, Inc. (the “Company”) on [INSERT TERMINATION DATE], and in order to receive the benefits as set forth in Section 2 of the Executive Retirement Agreement dated March 3, 2008 by and between you and the Company (the “Executive Retirement Agreement”), this agreement must become binding between you and the Company. By signing and returning this agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 1. Therefore, you are advised to consult with an attorney before signing this agreement and you have been given more than twenty-one (21) days to do so. If you sign this agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this agreement and do not revoke it within the seven (7) day revocation period:

1. Mutual Releases - In consideration of the payments set forth in Section 2 of the Executive Retirement Agreement, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Notwithstanding the foregoing, the release set forth in this Section 1 shall not apply to (a) any claim to payments under the Executive Retirement Agreement or your rights under this agreement, (b) any vested equity interest in the Company, including vested stock options or (c) any rights you have to be indemnified by the Company pursuant to the terms of the Company’s Restated Certificate of Incorporation, as amended, or that certain Indemnification Agreement by and between you and the Company with respect to conduct or events occurring during, or relating to, your employment by, or while serving as a director of, the Company, or of any rights that you may have under, or with respect to, the Company’s Directors and Officers liability insurance policies.

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorney’s fees and costs), of every kind and nature that the Company ever had or now has against you as of the date of this agreement.

2. Non-Disclosure, Non-Competition and Non-Solicitation Obligations – You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in your Amended and Restated Employment Agreement with the Company dated effective as of October 1, 2007 (the “Employment Agreement”). You further acknowledge and reaffirm your non-competition and non-solicitation obligations under the Employment Agreement for the benefit of the Company and that the one (1) year post-termination obligations set forth therein shall be measured beginning on the date hereof.

3. Return of Company Property – Except for any property that you and the Company agree you may retain in connection with your service to the Company as an Advisor (as defined in the Executive Retirement Agreement) and which you agree to return to the Company upon termination of your service as an Advisor, you confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You further confirm that, except for those accounts you and the Company agree may be maintained in connection with your service to the Company as an Advisor and which you agree to cancel upon termination of your service as an Advisor, you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

4. Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.

5. Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration. The Company agrees not to make any false, disparaging or derogatory statements about you to any media outlet, industry group, financial institution, or current or former employee, consultant, client, or customer; provided, however, that nothing herein shall prevent the Company from making truthful disclosures to any governmental entity or in any litigation or arbitration. In the event that any inquiries are directed to the Company’s Human Resources Office regarding you from prospective employers, the Company will explain its neutral reference policy, confirm only the fact of your former employment with the Company, starting and ending dates, and your job title in the last position held.

6. Amendment - This agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

7. Waiver of Rights - No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8. Validity - Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

9. Nature of Agreement - You understand and agree that this agreement does not constitute an admission of liability or wrongdoing on the part of the Company.

10. Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this agreement. You understand that you may revoke this agreement for a period of seven (7) days after you sign this agreement, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

11. Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney. You further state and represent that you have carefully read this agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

12. Applicable Law - This agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this agreement or the subject matter hereof.

Indevus Pharmaceuticals, Inc.

By:
Name:
Title:

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below. I intend that this agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days by notifying the Company’s General Counsel in writing.

Date
Employee Name: Glenn L. Cooper, M.D.